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FOR:     THE SPORTSMAN'S GUIDE
         411 Farwell Avenue
         South Saint Paul, Minn.  55075
         NASDAQ NMS: SGDE

CONTACT: William P. Bartkowski                    FOR IMMEDIATE RELEASE
         612-344-1012

         THE SPORTSMAN'S GUIDE SETS 2004 SECOND QUARTER CONFERENCE CALL
                                 FOR AUGUST 4TH

    Net Earnings Expected to Grow 20% to 25% Over Last Year's Second Quarter;
             Internet Related Sales Expected to Reach All-Time High

     SOUTH ST. PAUL, MINN. (7/15/04) - The Sportsman's Guide, Inc. (NASDAQ NMS:
SGDE) today announced that it will hold a conference call on Wednesday, August 4, 2004 to discuss the results of the three months ended June 30, 2004. Gregory
R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 a.m., CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.

     Company management stated that net earnings per share for the quarter are expected to be in the range of $0.14 to $0.15, on sales of approximately $39.0 million. Last year the Company reported net earnings per share of $0.12, on sales of just over $38.0 million. The Company's management also noted that Internet--related sales were expected to set an all-time record as a percentage of total sales, exceeding 43%, compared with 36.5% in the same quarter a year ago.

     The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. On June 29, 2004 the Company acquired The Golf Warehouse, TGW.com, the Wichita, Kansas-based leading online and catalog retailer of golf equipment, apparel and accessories. The Company's e-commerce websites include www.sportsmansguide.com, www.bargainoutfitters.com and www.TGW.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.

                                      # # #

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS, INCLUDING BUT NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, A CHANGING MARKET ENVIRONMENT FOR THE COMPANY'S PRODUCTS AND THE MARKET ACCEPTANCE OF THE COMPANY'S CATALOGS, INTERNET SITES AND OFFERINGS.